TBS INTERNATIONAL PLC & SUBSIDIARIES                        EXHIBIT 10.1

AMENDMENT NO. 3 AND WAIVER TO CREDIT AGREEMENT

This AMENDMENT NO. 3 AND WAIVER TO CREDIT AGREEMENT (this “Amendment”) dated as of March 31, 2010 and effective as of the Waiver Extension Effective Date (as defined below) or, with respect to Section 1 and Section 5 of this Amendment, on the Amendment No. 3 Effective Date (as defined below), as applicable, is by and among (i) ALBEMARLE MARITIME CORP., ARDEN MARITIME CORP., AVON MARITIME CORP., BIRNAM MARITIME CORP., BRISTOL MARITIME CORP., CHESTER SHIPPING CORP., CUMBERLAND NAVIGATION CORP., DARBY NAVIGATION CORP., DOVER MARITIME CORP., ELROD SHIPPING CORP., EXETER SHIPPING CORP., FRANKFORT MARITIME CORP., GLENWOOD MARITIME CORP., HANSEN SHIPPING CORP., HARTLEY NAVIGATION CORP., HENLEY MARITIME CORP., HUDSON MARITIME CORP., JESSUP MARITIME CORP., MONTROSE MARITIME CORP., OLDCASTLE SHIPPING CORP., QUENTIN NAVIGATION CORP., RECTOR SHIPPING CORP., REMSEN NAVIGATION CORP., SHEFFIELD MARITIME CORP., SHERMAN MARITIME CORP., STERLING SHIPPING CORP., STRATFORD SHIPPING CORP., VEDADO MARITIME CORP., VERNON MARITIME CORP. and WINDSOR MARITIME CORP., each a corporation organized under the laws of the Republic of the Marshall Islands (collectively, together with any Borrowers joined on or after the date hereof, the “Borrowers” and, each individually, a “Borrower”), (ii) TBS INTERNATIONAL PLC, a corporation formed under the laws of Ireland (“Irish Holdings”), (iii) TBS INTERNATIONAL LIMITED, a corporation formed under the laws of Bermuda (“Bermuda Holdings”, and together with Irish Holdings, “Holdings”), (iv) TBS HOLDINGS LIMITED, a corporation formed under the laws of Bermuda (“TBH”), (v) TBS SHIPPING SERVICES INC., a New York corporation, as administrative borrower (the “Administrative Borrower”), (vi) each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and (vii) BANK OF AMERICA, N.A., as administrative agent (in such capacity, the “Administrative Agent”), Swing Line Lender and L/C Issuer.

WHEREAS, the Borrowers, Holdings, TBH, the Administrative Borrower, the Lenders and the Administrative Agent are parties to that certain Amended and Restated Credit Agreement dated as of March 26, 2008 (as amended and in effect from time to time, the “Credit Agreement”), pursuant to which the Lenders have agreed, upon certain terms and conditions, to make loans and otherwise extend credit to the Borrowers;

WHEREAS, Events of Default have occurred and continue (i) in connection with the Administrative Agent’s receipt of a Valuation of the Vessels, dated on or about February 20, 2009, and as a result of the Borrowers’ failure to prepay the Loans and other Credit Extensions in an amount so that the Total Outstandings do not exceed the Maximum Available Amount, in accordance with the requirements contained in Section 2.05(b)(iii) of the Credit Agreement, (ii) as a result of the Loan Parties’ failure to deliver audited consolidated financial statements accompanied by a report and opinion of a Registered Public Accounting Firm not subject to a “going concern” or like qualification or exception for the fiscal year ending December 31, 2009, as required pursuant to Section 6.02(a) of the Credit Agreement, and (iii) as a result of the Loan Parties’ failure to comply with the financial covenants set forth in Section 7.13 of the Credit Agreement for periods ending prior to the end of the Waiver Period (as defined below) (the Events of Default described in clauses (i), (ii) and (iii), collectively, the “Specified Events of Default”);

WHEREAS, the Borrowers have requested and the Lenders and the Administrative Agent are willing (a) to waive the Specified Events of Default, subject to the terms, conditions and other provisions hereof, and (b) to amend certain provisions of the Credit Agreement as more fully provided herein;

WHEREAS, capitalized terms which are used herein without definition and which are defined in the Credit Agreement shall have the same meanings herein as in the Credit Agreement (as amended hereby).

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrowers, the Lenders and the Administrative Agent hereby agree as follows:

Section 1. Waiver.  Subject to the terms and conditions set forth herein, the Lenders and the Administrative Agent hereby agree to waive the Specified Events of Default as of the Amendment No. 3 Effective Date.

Section 2.                      Affirmation and Acknowledgment of the Borrowers.  Each Borrower hereby ratifies and confirms all of its Obligations to the Lenders, the L/C Issuer and the Administrative Agent, including, without limitation, the Loans, and each Borrower hereby affirms its absolute and unconditional promise to pay to the Lenders, the L/C Issuer and the Administrative Agent the Loans and all other amounts due under the Credit Agreement as amended hereby.  Each Borrower hereby confirms that the Obligations are secured pursuant to the Collateral Documents and pursuant to all other instruments and documents executed and delivered by the Borrowers and as security for the Obligations.

Section 3.                      Release.  In order to induce the Administrative Agent and the Lenders to enter into this Amendment, each Loan Party acknowledges and agrees that: (a) such Loan Party does not have any claim or cause of action against the Administrative Agent, the L/C issuer or any Lender (or any of its respective directors, officers, employees or agents); (b) such Loan Party does not have any offset right, counterclaim or defense of any kind against any of its respective obligations, indebtedness or liabilities to the Administrative Agent, the L/C Issuer or any Lender; and (c) each of the Administrative Agent, the L/C Issuer and each Lender has heretofore properly performed and satisfied in a timely manner all of its obligations to the Loan Parties.  Each Loan Party wishes to eliminate any possibility that any past conditions, acts, omissions, events, circumstances or matters would impair or otherwise adversely affect the Administrative Agent’s, the L/C Issuer’s or any Lender’s rights, interests, contracts, collateral security or remedies.  Therefore, each Loan Party unconditionally releases, waives and forever discharges (i) any and all liabilities, obligations, duties, promises or indebtedness of any kind of the Administrative Agent, the L/C Issuer or any Lender to such Loan Party, except the obligations to be performed by any Administrative Agent, the L/C Issuer or any Lender on or after the date hereof as expressly stated in this Amendment, the Credit Agreement and the other Loan Documents, and (ii) all claims, offsets, causes of action, suits or defenses of any kind whatsoever (if any), whether arising at law or in equity, whether known or unknown, which such Loan Party might otherwise have against the Administrative Agent, the L/C Issuer, any Lender or any of its directors, officers, employees or agents, in either case (i) or (ii), on account of any past or presently existing condition, act, omission, event, contract, liability, obligation, indebtedness, claim, cause of action, defense, circumstance or matter of any kind.

Section 4.                      Amendments to the Credit Agreement Effective as of the Waiver Extension Effective Date.  Subject to the satisfaction of the conditions set forth in Section 7 below, the following amendments to the Credit Agreement shall be effective as of the Waiver Extension Effective Date:

(a) Amendments to Section 1.01 of the Credit Agreement.  Section 1.01 of the Credit Agreement is hereby amended by adding the following new defined terms in the appropriate alphabetical order:

“Amendment No. 3” means Amendment No. 3 and Waiver to Credit Agreement, dated as of March 31, 2010 and effective as of the Waiver Extension Effective Date or the Amendment No. 3 Effective Date, as applicable, among the Borrowers, Holdings, TBH, the Administrative Borrower, the Lenders and the Administrative Agent.

“Waiver Extension Effective Date” means March 31, 2010.

(b) Amendments to Section 1.01 of the Credit Agreement.  Section 1.01 of the Credit Agreement is hereby further amended by restating the following definitions in their entirety:

“Waiver Period” means the period commencing on March 2, 2009 and ending on the earliest to occur of (a) May 15, 2010 at 12:00 a.m. Eastern Time, (b) the Amendment No. 3 Effective Date, and (c) the occurrence after the commencement of the Waiver Period of any Default or Event of Default (other than the Specified Events of Default (as defined in Amendment No. 3) including, without limitation, any failure to comply with the provisions of Amendment No.1, Amendment No. 2 or Amendment No. 3 (and, commencing with the Amendment No. 3 Effective Date, Section 1 and Section 5 of Amendment No. 3).

(c) Amendment to Schedules to the Credit Agreement.  Schedule 2.01(a) (Commitments and Applicable Percentages) to the Credit Agreement is hereby amended and restated in its entirety by Schedule 2.01(a) attached hereto as Exhibit A.

Section 5.                      Amendments to the Credit Agreement Effective as of the Amendment No. 3 Effective Date.  Subject to the satisfaction of the conditions set forth in Section 8 below, the following amendments to the Credit Agreement shall be effective as of the Amendment No. 3 Effective Date:

(a) Amendments to Section 1.01 of the Credit Agreement.  Section 1.01 of the Credit Agreement is hereby amended by adding the following new defined terms in the appropriate alphabetical order:

“Amendment No. 3 Effective Date” means the date on which the conditions precedent to Amendment No. 3 have been satisfied, which in any event shall be on or prior to May 14, 2010.

(b) Amendments to Section 1.01 of the Credit Agreement.  Section 1.01 of the Credit Agreement is hereby further amended by restating the following definitions in their entirety:

“Applicable Rate” means, in respect of the Term Facility and the Revolving Credit Facility, the applicable percentage per annum set forth below determined by reference to the applicable time period set forth below:

Time period	Eurodollar Rate (Letter of Credit Fee)	Base Rate
Amendment No. 3 Effective Date through June 30, 2010:	5.25%	4.25%
July 1, 2010 - December 31, 2010:	5.75%	4.75%
January 1, 2011 - June 30, 2011:	6.25%	5.25%
July 1, 2011 - December 31, 2011:	6.75%	5.75%
January 1, 2012 - Maturity Date:	7.25%	6.25%

“Applicable Commitment Fee Percentage” means one percent (1%) per annum.

“Consolidated EBITDA” means, at any date of determination, an amount equal to Consolidated Net Income of Holdings and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period, plus (a) the following to the extent deducted in calculating such Consolidated Net Income (and without duplication): (i) Consolidated Interest Charges, (ii) the provision for Federal, state, local and foreign income taxes payable, (iii) depreciation and amortization expense, (iv) net losses from the sales of vessels as permitted under this Agreement, (v) any noncash impairment charges incurred during each fiscal year of Holdings and its Subsidiaries ending December 31, 2008, December 31, 2009, December 31, 2010 and December 31, 2011 in respect of any of Holdings’ or its Subsidiaries’ goodwill and Vessels (in each case of or by Holdings and its Subsidiaries for such Measurement Period), (vi) costs incurred during such Measurement Period in connection with the redomicilation of Holdings in an aggregate amount not to exceed $3,000,000 for all Measurement Periods, and (vii) any noncash compensation in the form of Equity Interests or other equity awards made to employees of Holdings and its Subsidiaries in the fiscal years of Holdings and its Subsidiaries ending December 31, 2010 and December 31, 2011 in an aggregate amount not to exceed $10,000,000 in each such fiscal year (in each case of or by Holdings and its Subsidiaries for such Measurement Period), and minus (b) the following to the extent included in calculating such Consolidated Net Income: all net gains from the sales of vessels as permitted under this Agreement (in each case of or by Holdings and its Subsidiaries for such Measurement Period); provided that, to the extent characterized as interest on the income statements of Holdings and its Subsidiaries for such Measurement Period pursuant to FASB Interpretation No. 133 - Accounting for Derivative Instruments and Hedging Activities (June 1998), noncash adjustments in connection with any interest rate Swap Contract entered into by Holdings or any of its Subsidiaries, shall be excluded.

“Consolidated Funded Indebtedness” means, as of any date of determination, for Holdings and its Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) all Attributable Indebtedness, (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Borrowers or any Subsidiary, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which a Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to such Borrower or such Subsidiary.

“Net Present Rental Value” means, as of any date, the aggregate net present value of all Rentals payable by Holdings or any of its Subsidiaries to any Person (other than Holdings or any of its Subsidiaries) pursuant to any Operating Lease or, without duplication, any charter of any vessel that, in each case, after giving effect to any renewals or other extensions provided therein and in the absence of any early termination, shall or would have a fixed remaining term of more than twelve months, in each case discounted to such date at a rate of 8.00% per annum.

(c) Amendments to Section 2.05(b) of the Credit Agreement.  Section 2.05(b) of the Credit Agreement is hereby amended by restating such Section 2.05(b) in its entirety as follows:

(b)      Mandatory.

(i)           If any Borrower Disposes of a Vessel, the Borrowers shall prepay an aggregate principal amount of Loans equal to 100% of the Net Cash Proceeds received from such Disposition immediately upon receipt thereof by such Person (such prepayments to be applied as set forth in clause (iv) below); provided that if the Disposition of any such Vessel would cause the Total Outstandings to exceed the Maximum Available Amount, the Borrowers, prior to such Disposition, shall prepay the Loans and the other Credit Extensions to eliminate such expected deficiency (with such prepayment of the Loans and other Credit Extensions to be made in accordance with Section 2.05(b)(iii) below).

(ii)           If an Event of Loss shall occur in relation to a Vessel, the Borrowers shall prepay the aggregate principal amount of the Loans and other Credit Extensions on the date of receipt of insurance proceeds or other compensation attributable thereto in an amount equal to 100% of such proceeds or other compensation (such prepayments to be applied as set forth in clause (iv) below); provided, however, if the insurance proceeds or other compensation attributable to such Event of Loss shall not have been received by the Administrative Agent within 180 days following the date on which such Event of Loss shall be deemed to have occurred, the Borrowers shall prepay the aggregate principal amount of the Loans on such 180th day by an amount equal to the amount of insurance against total loss required to be maintained in respect of such Vessel pursuant to the Preferred Vessel Mortgage thereon.

(iii)           If for any reason the Total Outstandings shall exceed the Maximum Available Amount (as determined by reference to the Valuations and Borrowing Base Certificate delivered for the first fiscal quarter and third fiscal quarter, as applicable, of each fiscal year), the Borrowers shall immediately prepay the Loans and other Credit Extensions in an aggregate amount equal to such excess (such prepayments to be applied, first, to the Term Facility to the principal installments thereof in the direct order of maturity, second, to the Revolving Credit Facility in the manner set forth in clause (v) of this Section 2.05(b) and, third, to Cash Collateralize the remaining L/C Obligations ); provided that, no such prepayment shall be required to be made during the period from the Amendment No. 3 Effective Date through December 31, 2010.

(iv)           Each prepayment of Loans pursuant to clauses (i), (ii) and (viii) of this Section 2.05(b) shall be applied, first, to the Revolving Credit Facility in the manner set forth in clause (v) of this Section 2.05(b) (other than to Cash Collateralize the remaining L/C Obligations), second, to the Term Facility to the principal installments thereof in the inverse order of maturity and, third, to Cash Collateralize the remaining L/C Obligations.

(v)           Prepayments of the Revolving Credit Facility made pursuant to this Section 2.05(b) shall permanently reduce the amount of the Revolving Credit Facility in an amount equal to the amount of such prepayment, and shall be applied, first, ratably to the L/C Borrowings and the Swing Line Loans, second, to the outstanding Revolving Credit Loans, and, third, to Cash Collateralize the remaining L/C Obligations.  Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrowers or any other Loan Party) to reimburse the L/C Issuer or the Revolving Credit Lenders, as applicable.

(vi)           Upon the sale or issuance by any Loan Party or any of its Subsidiaries of any of its Equity Interests (other than any sales or issuances of Equity Interests to a Loan Party), the Net Cash Proceeds received therefrom shall be used in the first instance to meet the equity payments that Holdings’ Subsidiaries are required to make under certain shipbuilding contracts dated February 24, 2007, or to deposit with The Royal Bank of Scotland plc an amount equivalent to the equity payments due under such shipbuilding contracts to secure such equity payments; provided that the amount of Net Cash Proceeds applied toward such equity payments or deposited with The Royal Bank of Scotland plc shall not exceed an amount equal to (i) $9,000,000 minus (ii) the sum of any amounts deposited with the Royal Bank of Scotland plc and any equity payments made from cash flow of Holdings or any of its Subsidiaries, in each case after the Amendment No. 3 Effective Date, with the remaining balance of the Net Cash Proceeds to be used to prepay the Lenders’ Allocated Percentage of all Net Cash Proceeds received therefrom, in each case immediately upon receipt thereof by such Loan Party or such Subsidiary (such prepayments to be applied as set forth in clause (vii) below).

(vii)           Fifty percent (50%) of each prepayment of Loans pursuant to the foregoing clause (vi) of this Section 2.05(b) shall be applied to the Term Facility to the principal installments thereof in the direct order of maturity, and fifty percent (50%) of each prepayment of Loans pursuant to the foregoing clause (vi) of this Section 2.05(b) shall be applied to the Revolving Credit Facility with a permanent reduction of the Revolving Credit Commitments in an amount equal to the amount of such prepayment (or, in the event that either the Term Facility or the Revolving Credit Facility has been repaid in full, 100% of such prepayment of Loans pursuant to the foregoing clause (vi) of this Section 2.05(b) shall be applied to the remaining Facility in accordance with the terms of this clause (vii)).

(viii)           If any Loan Party receives Net Cash Proceeds from the Disposition of any asset in accordance with Section 7.05(g), the Borrowers shall prepay an aggregate principal amount of the Loans equal to 100% of such Net Cash Proceeds (after the repayment of any Indebtedness that is secured by such asset that is required to be repaid in connection with such transaction, other than Indebtedness under the Loan Documents) immediately upon receipt thereof by such Person (such prepayments to be applied as set forth in clause (iv) above).

(d) Amendments to Section 6.02 of the Credit Agreement.  Section 6.02 of the Credit Agreement is hereby amended by (i) deleting the text “20 days” in clause (c) of such Section and inserting in lieu thereof the text “15 days” and (ii) inserting the following new clauses (o) and (p) in the proper alphabetical order of such Section:

(o)           as soon as available, but in any event within twenty days after the end of each month, management reports or other information from Holdings regarding the operating profit, net income, EBITDA and available liquidity of Holdings and its Subsidiaries; and

(p)           promptly upon receipt thereof by Holdings or any of its Subsidiaries, or if received by any lender under any other credit facility, Holdings and its Subsidiaries shall cause to be delivered to the Administrative Agent, any report, study or review conducted or compiled by a consultant or other independent party regarding the business or operations of Holdings and its Subsidiaries.

(e) Amendment to Section 6.19 of the Credit Agreement.  Section 6.19 of the Credit Agreement is hereby amended by restating clause (a) of such Section in its entirety as follows:

(a)           Commencing with the fiscal quarter ending June 30, 2010, the Borrowers shall cause the Appraiser to deliver to the Administrative Agent a Valuation of each Vessel not later than the first Business Day following the end of each fiscal quarter, and at any time following any Event of Default promptly upon not less than thirty (30) days’ prior written notice from the Administrative Agent to the Borrowers, each such Valuation to have been conducted within thirty (30) days of the end of the applicable fiscal quarter or such notice, as applicable.  The Borrowers shall supply to the Administrative Agent and the Appraiser making such Valuation such information concerning the Vessels and their condition as the Administrative Agent or such Appraiser may require for the purpose of making Valuations of the Vessels.  The Borrowers shall permit, and shall cause each charterer of each Vessel to permit, the Administrative Agent, the Appraiser and their respective agents and employees to board and inspect each Vessel in connection with each such Valuation in each case at the risk and sole expense of the Borrowers.

(f) Amendments to Section 7.02 of the Credit Agreement.  Section 7.02 of the Credit Agreement is hereby amended by restating clauses (f), (g) and (h) of such Section in their entirety as follows:

(f)           Indebtedness incurred and existing prior to the Amendment No. 1 Effective Date to finance any Permitted Vessel Acquisition, which such Indebtedness may only be secured by Liens permitted under Section 7.01(j);

(g)           Permitted New Vessel Construction Indebtedness incurred in connection with a construction contract in existence on or prior to the Amendment No. 1 Effective Date, which such Indebtedness may only be secured by Liens permitted under Section 7.01(i);

(h)           Unsecured Indebtedness incurred in the ordinary course of business and existing prior to the Amendment No. 1 Effective Date;

(g) Amendments to Section 7.03 of the Credit Agreement.  Section 7.03 of the Credit Agreement is hereby amended by restating clauses (h), (i) and (j) of such Section in their entirety as follows:

(h)           Investments by Holdings and its Subsidiaries in Joint Ventures or in other Persons hereunder (i) made during the period from March 26, 2008 through December 31, 2009, or (ii) made after the Amendment No. 3 Effective Date in an aggregate amount in the case of this clause (ii) not to exceed $10,000,000; provided that in the case of this clause (ii), (A) no Default or Event of Default has occurred and is continuing at the time any such Investment is made or would result therefrom, (B) after giving effect to such Investment, the Total Outstandings shall not exceed the Maximum Available Amount and (C) the Borrowers shall have demonstrated pro forma compliance with the minimum cash liquidity requirement set forth in Section 7.13(b);

(i)           Investments in Subsidiaries of Holdings to provide funds for construction of multipurpose tweendeck or bulk carrier shipping vessels (i) made or held in connection with a construction contract in existence on or prior to the Amendment No 1 Effective Date, or (ii) made or held in connection with a construction contract entered into after the Amendment No. 3 Effective Date; provided that in the case of this clause (ii), (A) no Default or Event of Default has occurred and is continuing at the time that construction of any such vessel is commenced or would result therefrom, (B) such Investment does not require Holdings or its Subsidiaries to make any payments (except as set forth in subclause (D) below), grant security or any Lien, or incur any Indebtedness (including guarantees), until a date that is after the Maturity Date of the Revolving Credit Facility and the Term Facility, (C) the aggregate amount of all such Investments (including contract prices, costs, expenses, or any payments set forth in subclause (D) below, in connection with such Investment) does not exceed $150,000,000, and (D) to the extent any down payment is required to be made, or any commitment to make a down payment is required to be made, prior to the Maturity Date of the Revolving Credit Facility and the Term Facility in connection with such Investment, such down payment or such commitment to make such down payment shall be permitted so long as (I) the aggregate amount of all such payments or commitments does not exceed $15,000,000, (II) such payment is made with cash-on-hand of Holdings and its Subsidiaries (and not borrowed hereunder or otherwise), (III) at the time of making such payment or commitment, the Consolidated Leverage Ratio is less than or equal to 3.00 to 1.00, (IV) at the time of making such payment or commitment, the Consolidated Fixed Charge Coverage Ratio is greater than or equal to 1.50 to 1.00, (V) the Total Outstandings do not exceed the Maximum Available Amount, and (VI) the Borrowers shall have demonstrated pro forma compliance with the minimum cash liquidity requirement set forth in Section 7.13(b);

(j)           Investments in Subsidiaries of Holdings in connection with any Permitted Vessel Acquisition (i) made or held and existing prior to the Amendment No. 1 Effective Date, or (ii) made or held after the Amendment No. 3 Effective Date; provided that in the case of this clause (ii), (A) no Default or Event of Default has occurred and is continuing at the time of making such Investment or would result therefrom, (B) at the time of making such Investment, the Consolidated Leverage Ratio is less than or equal to 3.00 to 1.00, (C) at the time of making such Investment, the Consolidated Fixed Charge Coverage Ratio is greater than or equal to 1.50 to 1.00, (D) the Total Outstanding do not exceed the Maximum Available Amount, (E) the Borrowers shall have demonstrated pro forma compliance with the minimum cash liquidity requirement set forth in Section 7.13(b), (F) such Investments shall be made with cash-on-hand of Holdings and its Subsidiaries (and not borrowed hereunder or otherwise), and (G) the aggregate amount of all such Investments pursuant to this Section 7.03(j), together with the aggregate amount of all down payments or commitments to make down payments in accordance with Section 7.03(i)(ii)(D), shall not exceed $25,000,000; and

(h) Amendments to Section 7.05 of the Credit Agreement.  Section 7.05 of the Credit Agreement is hereby amended by restating clauses (f) and (g) of such Section in their entirety as follows:

(f)           After delivery, any Borrower may (i) Dispose of any Vessel it owns, but only if (A) the Net Cash Proceeds of such Disposition are applied in accordance with the provisions of Section 2.05(b)(i), (B) the Disposition of such Vessel is effected pursuant to an arm’s length transaction for fair market value, (C) the Disposition of such Vessel is made in the ordinary course of business, (D) the aggregate book value of all such Dispositions in any fiscal year shall not exceed ten percent (10%) of the book value of the total assets of Holdings and its Subsidiaries identified on the most recently filed 10-Q of Holdings, and (E) after giving effect to any such Disposition and any prepayment required in connection therewith, the Maximum Available Amount shall be greater than or equal to the Maximum Available Amount immediately prior to giving effect to such Disposition and any prepayment required in connection therewith, or (ii) lease or charter the Vessel it owns pursuant to a Philippine Charter acceptable to the Administrative Agent so long as such lease or such charter is assigned as collateral security to the Administrative Agent for the benefit of the Secured Parties pursuant to documentation in form an substance satisfactory to the Administrative Agent; and

(g)           Disposition of assets (including, for the avoidance of doubt, vessels); provided that (i) such Disposition is effected pursuant to an arm’s length transaction for fair market value, (ii) the Net Cash Proceeds of such Disposition are applied in accordance with the provisions of Section 2.05(b)(viii), (iii) such Disposition is made in the ordinary course of business, and (iv) the aggregate book value of all such Dispositions in any fiscal year shall not exceed ten percent (10%) of the book value of the total assets of Holdings and its Subsidiaries identified on the most recently filed quarterly report on form 10-Q of Holdings.

(i) Amendment to Section 7.06 of the Credit Agreement.  Section 7.06 of the Credit Agreement is hereby amended by restating clause (d) of such Section in its entirety as follows:

(d)           So long as no Default or Event of Default has occurred and is continuing or would result from such Restricted Payment, Holdings may declare and make dividend payments or other distributions solely to pay any payroll withholding taxes, or may withhold stock in order that it be sold and the proceeds used solely to pay any payroll withholding taxes, in each case as required in connection with stock bonuses made to employees of Holdings and its Subsidiaries.

(j) Amendments to Section 7.13 of the Credit Agreement.  Section 7.13 of the Credit Agreement is hereby amended by restating such Section in its entirety as follows:

7.13.           Financial Covenants.

(a)           Minimum Consolidated Interest Charges Coverage Ratio.  Permit the Consolidated Interest Charges Coverage Ratio as of the end of any fiscal quarter set forth below for the four fiscal quarter period then ending of Holdings and its Subsidiaries to be less than the ratio set forth below opposite such time period (for the avoidance of doubt, the Consolidated Interest Charges Coverage Ratio will not be measured for any fiscal quarter ending after September 30, 2010):

Four Fiscal Quarters Ending:	Minimum Consolidated Interest Charges Coverage Ratio:
March 31, 2010	2.50 to 1.00
June 30, 2010	3.00 to 1.00
September 30, 2010	3.75 to 1.00

(b)           Minimum Cash Liquidity.  For each calendar month ending after the Amendment No. 3 Effective Date, permit Qualified Cash of the Loan Parties (other than the Limited Guarantors) to be less than $15,000,000 at any time during such calendar month, of which a minimum average balance of $5,625,000 in any such calendar month must be deposited with Bank of America, N.A.

(c)           Maximum Consolidated Leverage Ratio.  Permit the Consolidated Leverage Ratio as of the end of any fiscal quarter set forth below for the four fiscal quarter period then ending of Holdings and its Subsidiaries to be greater than the ratio set forth below opposite such time period:

Four Fiscal Quarters Ending:	Maximum Consolidated Leverage Ratio:
June 30, 2010	5.00 to 1.00
September 30, 2010	3.75 to 1.00
December 31, 2010	3.00 to 1.00
March 31, 2011	3.00 to 1.00
June 30, 2011	2.75 to 1.00
September 30, 2011 and thereafter	2.50 to 1.00

(d)           Minimum Consolidated Fixed Charge Coverage Ratio.  Permit the Consolidated Fixed Charge Coverage Ratio as of the end of any fiscal quarter set forth below for the four fiscal quarter period then ending of Holdings and its Subsidiaries to be less than the ratio set forth below opposite such time period:

Four Fiscal Quarters Ending:	Minimum Consolidated Fixed Charge Coverage Ratio:
December 31, 2010	1.10 to 1.00
March 31, 2011	1.30 to 1.00
June 30, 2011	1.50 to 1.00
September 30, 2011 and thereafter	1.75 to 1.00

(k) Amendment to Section 7.19 of the Credit Agreement.  Section 7.19 of the Credit Agreement is hereby amended by restating such Section in its entirety as follows:

7.19.           Net Present Rental Value.  Permit Net Present Rental Value to exceed $45,000,000, calculated at the end of each fiscal quarter of Holdings (it being understood that such arrangements shall be treated as off-balance sheet items, notwithstanding any change of accounting rules or regulations that would otherwise require such arrangements to be included on the balance sheet of any Person).

Section 6.                      Representations and Warranties.  Holdings and the Borrowers hereby represent and warrant to the Administrative Agent as follows:

(a) Representation and Warranties in the Credit Agreement.  The representations and warranties of Holdings and the Borrowers contained in the Credit Agreement were true and correct in all material respects as of the date when made and continue to be true and correct in all material respects on the Waiver Extension Effective Date and the Amendment No. 3 Effective Date except for (a) representations or warranties which expressly relate to an earlier date in which case such representations and warranties shall be true and correct, in all material respects, as of such earlier date, or (b) representations or warranties which are no longer true as a result of a transaction expressly permitted by the Credit Agreement.

(b) Ratification, Etc.  Except as expressly amended hereby, the Credit Agreement is hereby ratified and confirmed in all respects and shall continue in full force and effect.  The Credit Agreement shall, together with this Amendment, be read and construed as a single agreement.  All references in the Credit Agreement or any related agreement or instrument shall hereafter refer to the Credit Agreement as amended hereby.

(c) Authority, Etc.  The execution and delivery by each of Holdings and the Borrowers of this Amendment and the performance by each of Holdings and the Borrowers of all of its agreements and obligations under the Credit Agreement, as amended hereby, are within Holdings and each Borrower’s corporate authority and have been duly authorized by all necessary corporate action on the part of Holdings and such Borrower.

(d) Enforceability.  This Amendment and the Credit Agreement, as amended hereby, constitute the legal, valid and binding obligations of Holdings and the Borrowers and are enforceable against Holdings and the Borrowers in accordance with their terms, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of, creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

Section 7.                      Effectiveness of Amendment as of Waiver Extension Effective Date.  The provisions of this Amendment (other than Section 1 and Section 5 of this Amendment which shall become effective in accordance with Section 8 below) shall become effective as of March 31, 2010 (the “Waiver Extension Effective Date”) upon the satisfaction of each of the following conditions, in each case in a manner and in form and substance satisfactory to the Administrative Agent (unless otherwise agreed to in writing by the Administrative Agent):

(a) This Amendment shall have been duly executed and delivered by each of the Borrowers, Holdings, the Administrative Borrower, the Guarantors, the Administrative Agent and the Required Lenders and shall be in full force and effect (except for Section 1 and Section 5 of this Amendment);

(b) The Administrative Agent shall have received signed Officer’s Certificates, certified by a duly authorized officer of each Borrower and each Guarantor to be true and complete, (a) of the records of all corporate (or equivalent) action taken by such Borrower or such Guarantor to authorize (i) such Borrower’s or such Guarantor’s execution and delivery of this Amendment, and (ii) such Borrower’s and such Guarantor’s entry into and carrying out the terms of this Amendment and the Credit Agreement, as amended hereby, and (b) of the Organization Documents;

(c) The Borrowers shall have permanently reduced the Revolving Credit Commitment to an amount equal to $75,000,000, and after giving effect to such commitment reduction the Total Revolving Credit Outstanding shall not exceed the Revolving Credit Facility;

(d) the Borrowers shall have paid (i) to the Administrative Agent, for its own account, all fees set forth in the Fee Letter dated March 23, 2010 and (ii) to the Administrative Agent, for the pro rata account of each Lender executing this Amendment, an amendment fee (the “Amendment Fee”) in an amount equal to forty five (45) basis points of such Lender’s aggregate Revolving Credit Commitment and outstanding Term Loans (after giving effect to this Amendment), in accordance with the Fee Letter dated March 23, 2010; and

(e) The Borrowers shall have paid all reasonable unpaid fees and expenses of the Administrative Agent’s counsel, Bingham McCutchen LLP, to the extent that copies of invoices for such fees and expenses have been delivered to the Borrowers.

Section 8.                      Effectiveness of Section 1 and Section 5 of Amendment as of the Amendment No. 3 Effective Date.  The provisions of Section 1 and Section 5 of this Amendment shall become effective on or prior to May 14, 2010 upon the satisfaction of each of the following conditions, in each case in a manner and in form and substance satisfactory to the Administrative Agent (unless otherwise agreed to in writing by the Administrative Agent) (the “Amendment No. 3 Effective Date”):

(a) The applicable Subsidiaries of the Loan Parties shall have entered into amendments, waivers or other modifications reasonably satisfactory to the Administrative Agent of each loan agreement evidencing the existing Indebtedness of such Subsidiaries of the Loan Parties described on Schedule 7.02 of the Credit Agreement (including, without limitation, the various loan agreements among certain Subsidiaries of Holdings and The Royal Bank of Scotland plc, DVB Group Merchant Bank (Asia) Ltd., Credit Suisse, AIG Commercial Equipment Finance, Inc, Commerzbank AG and Berenberg Bank), and the Administrative Agent shall have received a signed Officer’s Certificate, certified by a duly authorized officer of Holdings to be true and complete, attaching true, correct and complete fully executed copies of each such amendment, waiver and modification to each such loan agreement;

(b) Since December 31, 2009, there shall have been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect;

(c) The Lenders shall have received satisfactory evidence that the Administrative Agent (for itself and the other Secured Parties) shall have a valid and perfected first priority Lien on all of the Collateral and other assets of the Loan Parties (including, without limitation, each of the Vessels);

(d) The Borrowers shall have delivered to the Administrative Agent Valuations with respect to each Vessel, in each case conducted no earlier than thirty days prior to the Amendment No. 3 Effective Date;

(e) The Borrowers shall have delivered to the Administrative Agent a Borrowing Base Certificate dated as of the Amendment No. 3 Effective Date and duly executed by the chief executive officer, chief financial officer, treasurer or controller of the Administrative Borrower;

(f) No Default or Event of Default shall have occurred or be continuing;

(g) The Borrowers shall have paid all reasonable unpaid fees and expenses of the Administrative Agent’s counsel, Bingham McCutchen LLP, to the extent that copies of invoices for such fees and expenses have been delivered to the Borrowers; and

(h) The Administrative Agent shall have received such other items, documents, agreements or actions as the Administrative Agent may reasonably request in order to effectuate the transactions contemplated hereby.

Section 9.                      No Other Amendments.  Except as expressly provided in this Amendment, all of the terms and conditions of the Credit Agreement remain in full force and effect.

Section 10.                      Execution in Counterparts.  This Amendment may be executed in any number of counterparts, but all such counterparts shall together constitute but one instrument.  In making proof of this Amendment it shall not be necessary to produce or account for more than one counterpart signed by each party hereto by and against which enforcement hereof is sought.

Section 11.                      Expenses.   Pursuant to 11.04 of the Credit Agreement, all costs and expenses incurred or sustained by the Administrative Agent in connection with this Amendment, including the fees and disbursements of legal counsel for the Administrative Agent in producing, reproducing and negotiating the Amendment, will be for the account of the Borrowers whether or not the transactions contemplated by this Amendment are consummated.

Section 12.                      Miscellaneous.  THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW (OTHER THAN THE NEW YORK GENERAL OBLIGATIONS LAW §5-1401). The captions in this Amendment are for convenience of reference only and shall not define or limit the provisions hereof.  This Amendment shall constitute one of the Loan Documents referred to in the Credit Agreement and any failure by any Loan Party to comply with the terms contained herein shall constitute an immediate Event of Default.

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IN WITNESS WHEREOF, the undersigned have duly executed this Amendment as of the date first set forth above.

The Borrowers:

ALBEMARLE MARITIME CORP.
ARDEN MARITIME CORP.
AVON MARITIME CORP.
BIRNAM MARITIME CORP.
BRISTOL MARITIME CORP.
CHESTER SHIPPING CORP.
CUMBERLAND NAVIGATION CORP.
DARBY NAVIGATION CORP.
DOVER MARITIME CORP.
ELROD MARITIME CORP.
EXETER SHIPPING CORP.
FRANKFORT MARITIME CORP.
GLENWOOD MARITIME CORP.
HANSEN SHIPPING CORP.
HARTLEY NAVIGATION CORP.
HENLEY MARITIME CORP.
HUDSON MARITIME CORP.
JESSUP MARITIME CORP.
MONTROSE MARITIME  CORP.
OLDCASTLE SHIPPING CORP.
QUENTIN NAVIGATION CORP.
RECTOR SHIPPING CORP.
REMSEN NAVIGATION CORP.
SHEFFIELD MARITIME CORP.
SHERMAN MARITIME CORP.
STERLING SHIPPING CORP.
STRATFORD SHIPPING CORP.
VEDADO MARITIME CORP.
VERNON MARITIME CORP.
WINDSOR MARITIME CORP.

By: /s/ Tara DeMakes
Name:  Tara DeMakes
Title:    Attorney-in-Fact

Holdings: TBS INTERNATIONAL LIMITED By: /s/ Tara DeMakes Name: Tara DeMakes Title: Attorney-in-Fact TBS INTERNATIONAL PLC By: /s/ Tara DeMakes Name: Tara DeMakes Title: Attorney-in-Fact

TBH: TBS HOLDINGS LIMITED By: /s/ Tara DeMakes Name: Tara DeMakes Title: Attorney-in-Fact

The Administrative Borrower: TBS SHIPPING SERVICES INC. By: /s/ Tara DeMakes Name: Tara DeMakes Title: Secretary

The Administrative Agent: BANK OF AMERICA, N.A. By: /s/ Judith A. Huckins Name: Judith A. Huckins Title: Vice President

The Lenders: BANK OF AMERICA, N.A., as a Lender, L/C Issuer and Swing Line Lender By: /s/ Judith A. Huckins Name: Judith A. Huckins Title: Vice President

The Lenders (cont):

DVB GROUP MERCHANT BANK (ASIA) LTD.,

as co-Syndication Agent and a Lender

By: /s/ Evan D. Cohen
Name: Evan D. Cohen
Title: Managing Director

CITIBANK, N.A., as co-Syndication Agent and a Lender

By:
Name:
Title:

TD BANKNORTH, N.A., as Documentation Agent and a Lender

By:
Name:
Title:

KEYBANK NATIONAL ASSOCIATION, as a Lender

By: /s/ Richard B. Saulsbery
Name: Richard B. Saulsbery
Title: Vice President

CAPITAL ONE LEVERAGE FINANCE CORP., as a Lender

By: /s/ Thomas F. Furst
Name: Thomas F. Furst
Title: Vice President

COMPASS BANK, SUCCESSOR IN INTEREST TO GUARANTY BANK, as a Lender

By: /s/ Andrew Widmer
Name: Andrew Widmer
Title: Vice President

MERRILL LYNCH COMMERCIAL FINANCE CORP., as a Lender

By: /s/ Judith A. Huckins
Name: Judith A. Huckins
Title: Vice President

WEBSTER BANK NATIONAL ASSOCIATION, as a Lender

By: /s/ Richard Freeman
Name: Richard Freeman
Title: Vice President

COMERICA BANK, as a Lender

By: /s/ Sarune Baer
Name: Sarune Baer
Title: Vice President

TRISTATE CAPITAL BANK, as a Lender

By: /s/ James F. Getz
Name: James F. Getz
Title: Chairman and CEO

GUARANTORS’ ACKNOWLEDGMENT

Each of the undersigned Guarantors hereby (a) acknowledges and consents to the foregoing Amendment and the Borrowers’ execution thereof; (b) ratifies and confirms all of their respective obligations and liabilities under the Loan Documents to which any of them is a party and ratifies and confirms that such obligations and liabilities extend to and continue in effect with respect to, and continue to guarantee and secure, as applicable, the Obligations of the Borrowers under the Credit Agreement as amended; (c) acknowledge and confirm that the liens and security interests granted pursuant to the Loan Documents are and continue to be valid and perfected first priority liens and security interests (subject only to Permitted Encumbrances) that secure all of the Obligations on and after the date hereof; (d) acknowledges and agrees that, as of the date hereof, such Guarantor does not have any claim or cause of action against the Administrative Agent or any Lender (or any of its respective directors, officers, employees or agents); and (e) acknowledges, affirms and agrees that, as of the date hereof, such Guarantor does not have any defense, claim, cause of action, counterclaim, offset or right of recoupment of any kind or nature against any of their respective obligations, indebtedness or liabilities to any Administrative Agent or any Lender.

The Guarantors:

TBS U.S. ENTERPRISES LLC
By: TBS SHIPPING SERVICES INC., its sole member

By: /s/ Tara DeMakes
Name: Tara DeMakes
Title: Secretary

TBS ENERGY LOGISTICS L.P.
By: TBS U.S. ENTERPRISES LLC, its general partner

By: TBS SHIPPING SERVICES INC., its sole member

By: /s/ Tara DeMakes
Name: Tara DeMakes
Title: Secretary

TBS LOGISTICS INCORPORATED
By: /s/ Tara DeMakes
Name: Tara DeMakes
Title: Assistant Secretary

The Guarantors:

ROYMAR SHIP MANAGEMENT, INC.
TBS SHIPPING SERVICES INC.
azalea shipping & chartering, inc.
compass chartering corp.

By: /s/ Tara DeMakes
Name: Tara DeMakes
Title: Secretary

TBS INTERNATIONAL PLC
TBS INTERNATIONAL LIMITED
TBS HOLDINGS LIMITED
WESTBROOK HOLDINGS LTD.
TRANSWORLD CARGO CARRIERS, S.A.
MERCURY MARINE LTD. (F/K/A TBS LOGISTICS LTD.)
TBS WORLDWIDE SERVICES INC.
BEEKMAN SHIPPING CORP.
FAIRFAX SHIPPING CORP.
LEAF SHIPPING CORP.
PACIFIC RIM SHIPPING CORP.
TBS AFRICAN VENTURES LIMITED
TBS DO SUL LTD.
TBS EUROLINES, LTD.
TBS HOLDINGS LIMITED
TBS LATIN AMERICA LINER, LTD.
TBS MIDDLE EAST CARRIERS, LTD.
TBS NORTH AMERICA LINER LTD.
TBS OCEAN CARRIERS, LTD.
TBS PACIFIC LINER, LTD.
TBS WAREHOUSE & DISTRIBUTION GROUP LTD.
TBS WAREHOUSE & EQUIPMENT HOLDINGDS LTD.
TBS LOGISTICS INCORPORATED
TBSI NEW SHIP DEVELOPMENT CORP.
TBS MINING LIMITED

By: /s/ Tara DeMakes
Name: Tara DeMakes
Title: Attorney-in-Fact

EXHIBIT A

SCHEDULE 2.01(a)

COMMITMENTS

AND APPLICABLE PERCENTAGES

Lender	Term Commitment	Revolving Credit Commitment	Term Applicable Percentage	Revolving Credit Applicable Percentage
Bank of America, N.A.	$9,943,925.17	$11,214,954.00	14.953271025%	14.953272000%
DVB Group Merchant Bank (Asia) Ltd.	$9,943,925.23	$11,214,953.40	14.953271025%	14.953271200%
Citibank, N.A.	$8,700,934.59	$9,813,084.00	13.084112147%	13.084112000%
TD Banknorth N.A.	$8,700,934.59	$9,813,084.00	13.084112147%	13.084112000%
Keybank National Association	$7,457,943.93	$8,411,215.20	11.214953270%	11.214953600%
Capital One Leverage Finance Corp.	$4,971,962.63	$5,607,476.40	7.476635516%	7.476635200%
Compass Bank, successor in interest to Guaranty Bank	$4,971,962.63	$5,607,476.40	7.476635516%	7.476635200%
Merrill Lynch Commercial Finance Corp.	$3,728,971.99	$4,205,607.60	5.607476653%	5.607476800%
Webster Bank National Association	$3,107,476.64	$3,504,672.60	4.672897193%	4.672896800%
Comerica Bank	$2,485,981.30	$2,803,738.20	3.738317754%	3.738317600%
Tristate Capital Bank	$2,485,981.30	$2,803,738.20	3.738317754%	3.738317600%
Total:	$66,500,000.00	$75,000,000.00	100.000000000%	100.000000000%

*As of the Waiver Extension Effective Date